Exhibit 99.1

                FLEETWOOD REPORTS PRELIMINARY REVENUES FOR
              THIRD QUARTER, FIRST NINE MONTHS OF FISCAL 2007


Riverside, Calif., February 1, 2007 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary revenues for the fiscal third quarter and first nine months ended January 28, 2007. Activity for the quarter largely reflected typical seasonal slowness in contrast to the prior year, which benefited from unusual demand for post-hurricane living accommodations, including $129 million of sales of FEMA-specified units.

Revenues for the third quarter were approximately $439 million, a drop of 25 percent from $584 million in the same quarter last year, and down 4 percent for non-FEMA sales to independent dealers. For the first nine months of the current fiscal year, revenues declined 18 percent to $1.50 billion from $1.83 billion in the prior year. Non-FEMA sales were off 9 percent in the same period.

Recreational vehicle sales for the third quarter were off 12 percent to approximately $320 million compared with $365 million a year ago. The decline was primarily due to a 51 percent drop in travel trailer sales to $82 million compared to last year's sales of $169 million, which included $72 million of trailers built to FEMA specifications for disaster relief. Sales of motor homes increased 24 percent to $224 million and folding trailers were down 9 percent to $14 million. Comparable non-FEMA revenues for the RV Group were up 9 percent.

"The significant increase in motor home sales is very encouraging," Fleetwood's President and CEO Elden L. Smith said. "The growth reflects a change in mix to more diesel units, as well as higher overall unit sales. Travel trailer revenues were down 16 percent ex-FEMA, which is partially due to the increased demand last year for conventional travel trailers to meet temporary shelter needs created by the hurricanes as well as lower industry demand this year, but also indicates that we have further work to do relative to the competitiveness of some of our travel trailer product lines. We have been watching the early spring RV retail shows closely. While results are mixed, it does appear that motor home consumers are more willing to purchase this year due to lower fuel costs and more stable interest rates. We have been pleased with the response to our product lines in most categories, including our low- to mid-priced Class A gas and our Class A diesel motor homes. Travel trailer sales are also improved in some segments, including high-end fifth-wheels and our toy hauler series."

Third quarter Housing Group sales of $109 million represented a drop of 48 percent compared to sales of $209 million in the similar period of fiscal 2006. Shipments of FEMA homes accounted for $57 million of sales in the prior year period. The decrease in quarter-over-quarter sales of non-FEMA manufactured housing was 28 percent.

"Negative trends in the manufactured housing industry have persisted, interrupted only temporarily by the boost that we received last year from FEMA orders," Smith said. "We are optimistic that part of the recent lull in the California, Florida and Arizona markets is temporary due to extended marketing times of existing site-built homes, particularly affecting our typical retiree market. While sales are down in California and Florida, our number-one market share position in these states is growing.

 "As a builder of affordable housing, we continue to pursue opportunities in both our traditional market of HUD-code manufactured housing as well as modular housing," Smith continued. "Prospects for modular housing in the Gulf Coast area appear to be particularly attractive, although the rebuilding process has not yet gained significant momentum. We are working to establish the appropriate local and regional alliances and reviewing potential capacity requirements, and feel we are well positioned for this market. We have recently introduced the 'Trendsetter Homes' name for our modular operations and products, with a current focus on residential housing in the Gulf Coast region and military base housing. We have successfully completed one small barracks project and are in the bidding or building process of several others."

For the first nine months of fiscal year 2007, sales of recreational vehicles were down 10 percent to $1.06 billion from $1.18 billion in fiscal 2006, while manufactured housing sales declined 37 percent to approximately $402 million from $638 million a year ago. Non-FEMA sales were down 2 percent for the RV Group and 27 percent for the Housing Group.

Fleetwood made a number of changes in its plant structure during the quarter. Low capacity utilization numbers in the Housing Group prompted the consolidation of two plants into one facility in each of Southern California and South Georgia. While the majority of the production workforce was retained, the consolidations resulted in a reduction in management and support staff. Meanwhile, the Company is activating an idle housing plant and dedicating it to building modular products for the Gulf Coast area. In addition, travel trailer production was realigned during the quarter, simplifying the product offerings in all eight of the U.S. plants to improve labor efficiency, enhance quality and reduce raw material inventories.

"We are cautiously optimistic about the spring selling season," Smith continued. "It has the potential to reverse the nearly two years of negative trends in motor home sales, as customers seem to be more comfortable with the market environment and our motor home products are being well accepted. Overall, dealers indicate that their motor home inventories are at about the right level, or even somewhat low, which, with increased demand, could also benefit sales. On the other hand, we expect that industry travel trailer sales will continue to lag throughout the spring against difficult year-over-year comparisons and higher dealer inventories. We anticipate that our Housing Group initiatives will also begin to bear fruit, but such improvement will likely be at least partially dependent on the timing of rebuilding efforts in the Southeast.

"The third quarter results, which will be announced on March 8, 2007, are expected to show a significantly greater net loss than the second quarter, commensurate with the lower revenues," Smith concluded. "We expect the fourth quarter to begin to reflect the changes that have been made at Fleetwood during our restructuring. Our products are improved, our cost structure is lower, our plants are producing more efficiently and, perhaps most importantly, all of our divisions are more customer-focused. Our optimism is tempered by the ongoing uncertainty in all of our markets, which, so far, has slowed our turnaround progress."

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company's ability to comply with financial tests and covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of the Company's stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for Fleetwood's products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood's products.


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